Exhibit 18

Calculation of Filing Fee Tables

Form N-14

(Form Type)

Owl Rock Core Income Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Debt	3.125% Notes due 2026	457(a)	$350,000,000	—	$350,000,000	0.00927%	$32,445	—	—	—	—

	Debt	4.70% Notes due 2027	457(a)	$500,000,000	—	$500,000,000	0.00927%	$46,350

	Debt	5.500% Notes due 2025	457(a)	$500,000,000	—	$500,000,000	0.00927%	$46,350

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,350,000,000		$125,145

	Total Fees Previously Paid					$0		$0

	Total Fee Offset							$—

	Net Fee Due							$125,145

(1)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933.